Filed Pursuant to Rule 424(b)(3)
Registration Number 333-114921

$300,000,000

NII HOLDINGS, INC.

2 7/8% Convertible Notes Due 2034 and Shares of Common Stock

Issuable upon Conversion Thereof

Prospectus Supplement No. 9 dated July 20, 2005

to the Prospectus dated July 26, 2004

      This prospectus supplement relates to an aggregate principal amount of $300.0 million 2 7/8% convertible notes due 2034 and the 5,634,900 shares of our common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with and may not be delivered or utilized without our prospectus dated July 26, 2004, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus. The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq National Market under the symbol “NIHD.”

      See “Risk Factors” beginning on page 5 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

      We will not receive any of proceeds from the sale of notes or common stock by the selling security holders. The selling security holders may sell the notes or common stock either directly or through underwriters, broker-dealers or agents and in one or more transactions at market prices prevailing at the time of sale or at negotiated prices.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

      The table below sets forth additional information concerning beneficial ownership of the notes, the shares of common stock issuable upon conversion of the notes, and supplements and amends the table appearing under “Selling Security Holders” beginning on page 46 of the prospectus. To the extent that a selling security holder is listed in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling security holder updates and amends the information in the prospectus.

			Shares of
	Principal		Common		Common Stock Owned
	Amount of		Stock	Conversion	Upon Completion of the
	Notes		Beneficially	Shares of	Offering
	Beneficially	Percentage	Owned Prior	Common
	Owned and	of Notes	to the	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	$8,000	*	—	150	—	—
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	$7,000	*	—	131	—	—
Alcon Laboratories	$482,000	*	—	9,053	—	—
American Investors Life Insurance Co.	$600,000	*	—	11,269	—	—
Arapahoe County Colorado	$51,000	*	—	957	—	—
Arbitex Master Fund, L.P.	$14,700,000	4.90%	—	276,110	—	—

			Shares of
	Principal		Common		Common Stock Owned
	Amount of		Stock	Conversion	Upon Completion of the
	Notes		Beneficially	Shares of	Offering
	Beneficially	Percentage	Owned Prior	Common
	Owned and	of Notes	to the	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Argent Classic Convertible Arbitrage Fund II, LP	$390,000	*	—	7,325	—	—
Argent Classic Convertible Arbitrage Fund, L.P.	$1,590,000	*	—	29,864	—	—
Argent Classic Convertible Arbitrage (Bermuda) Fund, Ltd.	$6,520,000	2.17%	—	122,465	—	—
Argent Low Lev Convertible Arbitrage Fund, LLC	$930,000	*	—	17,468	—	—
Argent Low Lev Convertible Arbitrage Fund, Ltd.	$4,550,000	1.52%	—	85,462	—	—
Argent Low Lev Convertible Arbitrage II Fund, LLC	$150,000	*	—	2,817	—	—
Arkansas PERS	$850,000	*	—	15,965	—	—
Arlington County Employees Retirement System	$833,000	*	—	15,646	—	—
Asante Health Systems	$165,000	*	—	3,099	—	—
Astrazeneca Holdings Pension	$260,000	*	—	4,883	—	—
ATSF-Transamerica Convertible Securities	$9,000,000	3.00%	—	169,047	—	—
Attorneys Title Insurance Fund	$45,000	*	—	845	—	—
Banc of America Securities, LLC	$10,000,000	3.33%	—	187,830	—	—
Bancroft Convertible Fund, Inc.	$500,000	*	—	9,391	—	—
Bear, Stearns & Co., Inc.	$100,000	*	—	1,878	—	—
Boilermakers Blacksmith Pension Trust	$525,000	*	—	9,861	—	—
British Virgin Islands Social Security Board	$178,000	*	—	3,343	—	—
BTOP Multi Strategy Master Portfolio, Ltd.	$3,000,000	1.00%	—	56,349	—	—
Canyon Capital Arbitrage Master Fund, Ltd.	$10,500,000	3.50%	—	197,221	—	—
Canyon Value Realization Fund, L.P.	$5,250,000	1.75%	—	98,610	—	—
Canyon Value Realization MAC 18, Ltd. (RMF)	$2,100,000	*	—	39,444	—	—
City and County of San Francisco Retirement System	$1,835,000	*	—	34,466	—	—
City of New Orleans	$254,000	*	—	4,770	—	—
City University of New York	$186,000	*	—	3,493	—	—
Class C Trading Company, Ltd.	$460,000	*	—	8,640	—	—
Commerz Bank AG	$11,000,000	3.67%	134,724	206,613	—	—
Credit Suisse First Boston	$120,000	*	—	2,253	—	—
Credit Suisse First Boston Europe, Ltd.	$23,860,000	7.95%	—	448,162	—	—
Custom Investments PCC, Ltd.	$110,000	*	—	2,066	—	—
Daimler Chrysler Corp. Emp. #1 Pension Plan DTD 4/1/89	$5,165,000	1.72%	—	97,014	—	—
Delaware PERS	$590,000	*	—	11,081	—	—
Delaware Public Employees Retirement System	$1,488,000	*	—	27,949	—	—
Delta Airlines Master Trust	$200,000	*	—	3,756	—	—
Deutsche Bank Securities, Inc.	$10,633,000	3.54%	—	199,719	—	—
DKR SoundShore Opportunity Holding Fund Ltd.	$600,000	*	—	11,269	—	—
DKR SoundShore Strategic Holding Fund Ltd.	$2,000,000	*	—	37,566	—	—
Dodeca Fund, L.P.	$1,170,000	*	—	21,976	—	—
Duke Endowment	$130,000	*	—	2,441	—	—

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			Shares of
	Principal		Common		Common Stock Owned
	Amount of		Stock	Conversion	Upon Completion of the
	Notes		Beneficially	Shares of	Offering
	Beneficially	Percentage	Owned Prior	Common
	Owned and	of Notes	to the	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Ellsworth Convertible Growth and Income Fund, Inc.	$500,000	*	—	9,391	—	—
Exis Differential Holdings Ltd.	$6,000,000	2.00%	—	112,698	—	—
Family Service Life Insurance Co.	$100,000	*	—	1,878	—	—
Fidelity Financial Trust: Fidelity Convertible Securities Fund	$10,000,000	3.33%	—	187,830	—	—
Franklin and Marshall College	$290,000	*	—	5,447	—	—
GLG Market Neutral Fund	$29,000,000	9.67%	—	544,707	—	—
Grace Convertible Arbitrage Fund, Ltd.	$7,000,000	2.33%	—	131,481	—	—
Grady Hospital Foundation	$162,000	*	—	3,042	—	—
Guardian Life Insurance Co.	$3,500,000	1.17%	—	65,740	—	—
Guardian Pension Trust	$300,000	*	—	5,634	—	—
Hallmark Convertible Securities Fund	$70,000	*	—	1,314	—	—
HFR CA Global Select Master Trust Account	$330,000	*	—	6,198	—	—
Huntrise Capital Leveraged Partners, LLC	$25,000	*	—	469	—	—
ICI American Holdings Trust	$175,000	*	—	3,287	—	—
IDEX-Transamerica Convertible Securities Fund	$4,500,000	1.50%	—	84,523	—	—
Independence Blue Cross	$795,000	*	—	14,932	—	—
Inflective Convertible Opportunity Fund I, L.P.	$550,000	*	—	10,330	—	—
Inflective Convertible Opportunity Fund I, Limited	$30,000	*	—	563	—	—
ING Convertible Fund	$1,000,000	*	—	18,783	—	—
ING VP Convertible Portfolio	$20,000	*	—	375	—	—
Institutional Benchmarks Master Fund, Ltd.	$2,000,000	*	—	37,566	—	—
JMG Capital Partners, L.P.	$1,000,000	*	—	18,783	—	—
JMG Triton Offshore Fund, Ltd.	$1,000,000	*	—	18,783	—	—
KBC Convertible Arbitrage Fund	$642,000	*	—	12,058	—
KBC Convertible MAC 28 Fund, Ltd.	$2,070,000	*	—	38,880	—	—
KBC Convertible Opportunity Fund	$14,619,000	4.87%	—	274,588	—	—
KBC Financial Products USA, Inc.	$3,000,000	1.00%	—	56,349	—	—
KBC Multi-Strategy Arbitrage Fund	$9,261,000	3.09%	—	173,949	—	—
LDG Limited	$414,000	*	—	7,776	—	—
Lexington Vantage Fund c/o TQA Investors, LLC	$101,000	*	—	1,897	—	—
Louisiana CCRF	$100,000	*	—	1,878	—	—
Lyxor/Inflective Convertible Opportunity Fund Limited	$250,000	*	—	4,695	—	—
Lyxor Master Fund	$910,000	*	—	17,092	—	—
Lyxor Master Fund c/o Arbitex Capital Limited	$300,000	*	—	5,634	—	—
Man Convertible Bond Master Fund Ltd. c/o Marin Capital Partners, LP	$10,448,000	3.48%	—	196,244	—	—
McMahan Securities Co. L.P.	$1,000,000	*	—	18,783	—	—
Melody IAM, Ltd.	$6,183,000	2.06%	—	116,135	—	—
Merrill Lynch Insurance Company	$344,000	*	—	6,461	—	—
Morgan Stanley Convertible Securities Trust	$1,900,000	*	—	35,687	—	—
MSD TCB, LP	$30,000,000	10.00%	—	563,490	—	—
Municipal Employees	$320,000	*	—	6,010	—	—
New Orleans Firefighters Pension/Relief Fund	$127,000	*	—	2,385	—	—

3

			Shares of
	Principal		Common		Common Stock Owned
	Amount of		Stock	Conversion	Upon Completion of the
	Notes		Beneficially	Shares of	Offering
	Beneficially	Percentage	Owned Prior	Common
	Owned and	of Notes	to the	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Nisswa Master Fund Ltd.	$1,000,000	*	—	18,783	—	—
Nuveen Preferred & Convertible Fund JQC	$4,100,000	1.37%	—	77,010	—	—
Nuveen Preferred & Convertible Income Fund JPC	$3,125,000	1.04%	—	58,696	—	—
Occidental Petroleum Corporation	$355,000	*	—	6,667	—	—
OCLC Online Computer Library Center, Inc.	$25,000	*	—	469	—	—
Ohio Bureau of Workers Compensation	$190,000	*	—	3,568	—	—
Park Avenue Life Insurance Co.	$100,000	*	—	1,878	—	—
Policeman and Firemen Retirement System of the City of Detroit	$582,000	*	—	10,931	—	—
Pro-mutual	$1,093,000	*	—	20,529	—	—
Prudential Insurance Co. of America	$50,000	*	—	939	—	—
Putnam Convertible Income-Growth Trust	$4,000,000	1.33%	—	75,132	—	—
Quattro MultiStrategy Master Fund LP	$637,000	*	—	11,964	—	—
Quattro Fund Ltd.	$3,120,000	1.04%	—	58,602	—	—
Royal Bank of Canada	$500,000	*	—	9,391	—	—
S.A.C. Capital Associates, LLC	$2,000,000	*	71,811	37,566	—	—
San Diego County Employee Retirement Association	$2,000,000	*	—	37,566	—	—
SG Americas Securities, LLC	$10,000,000	3.33%	—	187,830	—	—
Silver Convertible Arbitrage Fund, LDC	$450,000	*	—	8,452	—	—
Silverback Master Ltd.	$12,000,000	4.00%	—	225,396	—	—
Southern Farm Bureau Life Insurance	$300,000	*	—	5,634	—	—
Sphinx Fund c/o TQA Investors, LLC	$465,000	*	—	8,734	—	—
St. Thomas Trading, Ltd.	$15,202,000	5.07%	—	285,539	—	—
State of Maryland Retirement Agency	$3,975,000	1.33%	—	74,662	—	—
State of Oregon/Equity	$2,575,000	*	—	48,366	—	—
State Street Custodian For GE Pension Trust	$2,590,000	*	—	48,647	—	—
Syngenta AG	$145,000	*	—	2,723	—	—
The Canyon Value Realization Fund (Cayman), Ltd.	$14,350,000	4.78%	—	269,536	—	—
The Grable Foundation	$91,000	*	—	1,709	—	—
TQA Master Fund, Ltd.	$4,054,000	1.35%	—	76,146	—	—
TQA Master Plus Fund, Ltd.	$6,204,000	2.07%	—	116,529	—	—
Tribeca Investments Ltd.	$15,500,000	5.17%	—	291,136	—	—
Trustmark Insurance	$373,000	*	—	7,006	—	—
UBS AG London — F/B/O HFS	$5,000,000	1.67%	—	93,915	—	—
Van Kampen Harbor Fund	$2,850,000	*	—	53,531	—	—
Wachovia Capital Markets, LLC	$190,000	*	—	3,568	—	—
Xavex Convertible Arbitrage 2 Fund	$300,000	*	—	5,635	—	—
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	$1,470,000	*	—	27,611	—	—
Xavex Convertible Arbitrage 10 Fund	$1,000,000	*	—	18,783	—	—
Zazove Convertible Arbitrage Fund, L.P.	$6,000,000	2.00%	—	112,698	—	—
Zazove Hedged Convertible Fund, L.P.	$3,500,000	1.17%	—	65,740	—	—

4

			Shares of
	Principal		Common		Common Stock Owned
	Amount of		Stock	Conversion	Upon Completion of the
	Notes		Beneficially	Shares of	Offering
	Beneficially	Percentage	Owned Prior	Common
	Owned and	of Notes	to the	Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Zurich Institutional Benchmarks Management Fund c/o Quattro Fund	$638,000	*	—	11,983	—	—
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	$927,000	*	—	17,411	—	—
All Other Holders of Notes or Future Transferees from Such Holders	(4)	(4)	(4)	(4)	(4)	(4)

*	Less than 1%.

(1)	Shares in this column do not include shares of common stock issuable upon conversion of the notes listed in the column to the right.

(2)	Assumes conversion of all of the holder’s notes at the adjusted conversion rate of 18.783 shares of common stock per $1,000 principal amount of the notes, not including fractional shares for which we will pay cash as described under “Description of Notes — Conversion of Notes.” However, this conversion rate is subject to further adjustment as described under “Description of Notes — Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Calculated based on 69,830,705 shares of our common stock outstanding as of March 24, 2005.

(4)	Information about additional selling security holders will be set forth in prospectus supplements or amendments to the registration statement of which this prospectus is a part, if required.

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